Exhibit 99.01

OG&E plans to file Oklahoma rate case in late February

OKLAHOMA CITY – OG&E announced today that it will make its planned Oklahoma rate case filing on or about Feb. 26. OG&E on Dec. 12 filed notice with the Oklahoma Corporation Commission of the company’s intent to seek a change in its electric rates, anticipating a rate case filing no sooner than Jan. 26.

The company is preparing rate case documentation for a test year ended Sept. 30, 2008, and anticipates new Oklahoma rates, if approved, being implemented in the August – September 2009 timeframe as previously announced.

OG&E, serving more than 769,000 customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas, is a subsidiary of OGE Energy Corp. (NYSE: OGE). OGE Energy also is the parent company of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.